Exhibit 99.1

FOR RELEASE:	Monday, September 29, 2014
3:45 a.m. Pacific Time / 6:45 a.m. Eastern Time

Seattle Genetics and Takeda Announce Positive Data from Phase 3 AETHERA Clinical Trial of ADCETRIS® (Brentuximab Vedotin) for Consolidation in Post-Transplant Hodgkin Lymphoma

-Randomized Phase 3 Clinical Trial with ADCETRIS Demonstrates Statistically Significant Improvement in Progression-Free Survival-

-Abstract Submitted to ASH for Presentation at the 2014 Annual Meeting; Regulatory Submissions Anticipated in 2015-

-Seattle Genetics to Host Conference Call and Webcast Today at 8:30 a.m. ET-

BOTHELL, WA & OSAKA, JAPAN, September 29, 2014 – Seattle Genetics, Inc. (Nasdaq: SGEN) and Takeda Pharmaceutical Company Limited (TSE:4502) today announced that patients with Hodgkin lymphoma (HL) who received ADCETRIS (brentuximab vedotin) as consolidation therapy immediately following an autologous stem cell transplantation (ASCT) lived significantly longer without disease progression compared to patients who received placebo. The phase 3 clinical trial, known as AETHERA, compared the use of single agent ADCETRIS to placebo in 329 patients with HL who were at risk of relapse. ADCETRIS is an antibody-drug conjugate (ADC) directed to CD30, a defining marker of classical HL. ADCETRIS has been approved in more than 45 countries for the treatment of relapsed HL and systemic anaplastic large cell lymphoma (sALCL). ADCETRIS is not approved in the AETHERA treatment setting.

The AETHERA trial met its primary endpoint with ADCETRIS treatment resulting in a statistically significant improvement in progression-free survival (PFS) versus placebo as assessed by an independent central review committee (hazard ratio=0.57; p-value=0.001), which equates to a 75 percent improvement in PFS. PFS was assessed after a minimum of two years post initiation of treatment for all study patients. A pre-specified interim analysis of overall survival showed no statistically significant difference between the treatment arms. Patients on both study arms with progression of HL received a variety of subsequent therapies. Notably, most patients on the placebo arm received ADCETRIS after progression. A further analysis of overall survival is planned in 2016. The safety profile of ADCETRIS in the AETHERA trial was generally consistent with the existing prescribing information. An abstract was previously submitted for data presentation at the American Society of Hematology (ASH) annual meeting, December 6-9, 2014, in San Francisco, CA.

“Patients with Hodgkin lymphoma who relapse or are refractory to frontline therapy represent a significant unmet medical need. We believe the positive top-line results of the AETHERA trial demonstrate the ability of ADCETRIS to consolidate remissions and extend progression-free survival in patients with Hodgkin lymphoma who are at risk of relapse following an autologous transplant while having an acceptable safety profile,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We anticipate reporting more complete AETHERA data at the ASH annual meeting in December and intend to submit a supplemental Biologics License Application to the FDA in 2015 for approval in this setting.”

“The AETHERA clinical trial results may support a new treatment paradigm for certain patients with Hodgkin lymphoma post autologous stem cell transplant,” said Michael Vasconcelles, M.D., Global Head, Oncology Therapeutic Area Unit, Takeda Pharmaceutical Company. “As the first randomized clinical trial of a comprehensive clinical development program with ADCETRIS, these data also provide important information to inform the entire ADCETRIS program. For these reasons, we are particularly grateful to the patients, in partnership with their families and the study investigators, for their participation in AETHERA. We look forward to submitting these data to regulatory agencies in our territories.”

Phase 3 AETHERA Clinical Trial Design

The AETHERA trial is a randomized, double-blind, placebo-controlled phase 3 study designed to evaluate the potential of ADCETRIS to extend PFS post-ASCT in patients with HL who have at least one risk factor for progression. In addition to the primary endpoint of PFS, secondary endpoints included overall survival, safety and tolerability. Patients must have risk factors for residual HL, defined as a history of refractory HL, those who relapse or progress within one year from receiving frontline chemotherapy and/or those who have disease outside of the lymph nodes at the time of pre-ASCT relapse. Patients received ADCETRIS or placebo every three weeks for up to approximately one year. This international multi-center trial is being conducted in the United States, Eastern and Western Europe and Russia.

Submission of safety data from the AETHERA trial to the FDA is a post-marketing requirement that Seattle Genetics will fulfill in its planned supplemental BLA. Takeda will provide safety data from the trial to the European Medicines Agency (EMA) as part of periodic safety reports required by the EMA’s conditional approval of ADCETRIS.

Please see Important Safety Information at the end of this press release.

Seattle Genetics Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss this announcement. The event will be held today at 5:30 a.m. Pacific Time (PT) / 8:30 a.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at http://www.seattlegenetics.com, under the Investors and News section, or by calling 888-455-2263 (domestic) or 719-325-2464 (international). The access code is 9378967. A replay of the discussion will be available beginning at approximately 7:00 a.m. PT / 10:00 a.m. ET today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using access code 9378967. The telephone replay will be available until 8:30 a.m. PT / 11:30 a.m. ET October 1, 2014.

About ADCETRIS

ADCETRIS (brentuximab vedotin) is an ADC comprising an anti-CD30 monoclonal antibody attached by a protease-cleavable linker to a microtubule disrupting agent, monomethyl auristatin E (MMAE), utilizing Seattle Genetics’ proprietary technology. The ADC employs a linker system that is designed to be stable in the bloodstream but to release MMAE upon internalization into CD30-expressing tumor cells.

ADCETRIS for intravenous injection received accelerated approval from the U.S. Food and Drug Administration and approval with conditions from Health Canada for two indications: (1) the treatment of patients with HL after failure of ASCT or after failure of at least two prior multi-agent chemotherapy regimens in patients who are not ASCT candidates, and (2) the treatment of patients with sALCL after failure of at least one prior multi-agent chemotherapy regimen. The indications for ADCETRIS are based on response rate. There are no data available demonstrating improvement in patient-reported outcomes or survival with ADCETRIS.

ADCETRIS was granted conditional marketing authorization by the European Commission in October 2012 for two indications: (1) for the treatment of adult patients with relapsed or refractory CD30-positive HL following ASCT, or following at least two prior therapies when ASCT or multi-agent chemotherapy is not a treatment option, and (2) the treatment of adult patients with relapsed or refractory sALCL. ADCETRIS has received marketing authorization by regulatory authorities in 45 countries. See important safety information below.

Seattle Genetics and Takeda are jointly developing ADCETRIS. Under the terms of the collaboration agreement, Seattle Genetics has U.S. and Canadian commercialization rights and Takeda has rights to commercialize ADCETRIS in the rest of the world. Seattle Genetics and Takeda are funding joint development costs for ADCETRIS on a 50:50 basis, except in Japan where Takeda will be solely responsible for development costs.

About Hodgkin Lymphoma

Lymphoma is a general term for a group of cancers that originate in the lymphatic system. There are two major categories of lymphoma: HL and non-Hodgkin lymphoma. HL is distinguished from other types of lymphoma by the presence of one characteristic type of cell, known as the Reed-Sternberg cell. The Reed-Sternberg cell generally expresses CD30.

According to the American Cancer Society, approximately 9,200 cases of HL will be diagnosed in the United States during 2014 and more than 1,200 will die from the disease. Globally, there are more than 62,000 cases of HL diagnosed each year. Although frontline combination chemotherapy can result in durable response rates, up to 30 percent of these patients relapse or are refractory to frontline treatment and have few therapeutic options beyond ASCT.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin) is an ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available for two indications in more than 45 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 30 ongoing clinical trials. Seattle Genetics is also advancing a robust pipeline of clinical-stage ADC programs, including SGN-CD19A, SGN-CD33A, SGN-LIV1A, SGN-CD70A, ASG-22ME and ASG-15ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

About Takeda

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for people worldwide through leading innovation in medicine. Additional information about Takeda is available through its corporate website, www.takeda.com.

ADCETRIS (brentuximab vedotin) U.S. Important Safety Information

BOXED WARNING

Progressive multifocal leukoencephalopathy (PML): JC virus infection resulting in PML and death can occur in patients receiving ADCETRIS.

Contraindication:

Concomitant use of ADCETRIS and bleomycin is contraindicated due to pulmonary toxicity.

Warnings and Precautions:

•	Peripheral neuropathy: ADCETRIS treatment causes a peripheral neuropathy that is predominantly sensory. Cases of peripheral motor neuropathy have also been reported. ADCETRIS-induced peripheral neuropathy is cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness and institute dose modifications accordingly.

•	Infusion reactions: Infusion-related reactions, including anaphylaxis, have occurred with ADCETRIS. Monitor patients during infusion. If an infusion reaction occurs, interrupt the infusion and institute appropriate medical management. If anaphylaxis occurs, immediately and permanently discontinue the infusion and administer appropriate medical therapy.

•	Hematologic toxicities: Grade 3 or 4 anemia, thrombocytopenia and prolonged (>1 week) severe neutropenia can occur with ADCETRIS. Febrile neutropenia has been reported with ADCETRIS. Monitor complete blood counts prior to each dose of ADCETRIS and consider more frequent monitoring for patients with Grade 3 or 4 neutropenia. Closely monitor patients for fever. If Grade 3 or 4 neutropenia develops, manage by G-CSF support, dose delays, reductions or discontinuation.

•	Serious infections and opportunistic infections: Infections such as pneumonia, bacteremia and sepsis/septic shock (including fatal outcomes) have been reported in patients treated with ADCETRIS. Closely monitor patients during treatment for the emergence of possible bacterial, fungal or viral infections.

•	Tumor lysis syndrome: Closely monitor patients with rapidly proliferating tumor and high tumor burden.

•	Progressive multifocal leukoencephalopathy (PML): JC virus infection resulting in PML and death has been reported in ADCETRIS-treated patients. In addition to ADCETRIS therapy, other possible contributory factors include prior therapies and underlying disease that may cause immunosuppression. Consider the diagnosis of PML in any patient presenting with new-onset signs and symptoms of central nervous system abnormalities. Evaluation of PML includes, but is not limited to, consultation with a neurologist, brain MRI, and lumbar puncture or brain biopsy. Hold ADCETRIS if PML is suspected and discontinue ADCETRIS if PML is confirmed.

•	Stevens-Johnson syndrome (SJS): SJS has been reported with ADCETRIS. If SJS occurs, discontinue ADCETRIS and administer appropriate medical therapy.

•	Embryo-fetal toxicity: Fetal harm can occur. Advise pregnant women of the potential hazard to the fetus.

Adverse Reactions:

ADCETRIS was studied as monotherapy in 160 patients in two Phase 2 trials. Across both trials, the most common adverse reactions (>20%), regardless of causality, were neutropenia, peripheral sensory neuropathy, fatigue, nausea, anemia, upper respiratory tract infection, diarrhea, pyrexia, rash, thrombocytopenia, cough and vomiting.

Drug Interactions:

Concomitant use of strong CYP3A4 inhibitors or inducers, or P-gp inhibitors, has the potential to affect the exposure to MMAE.

Use in Specific Populations:

MMAE exposure is increased in patients with hepatic impairment and severe renal impairment. Closely monitor these patients for adverse reactions.

For additional important safety information, including Boxed WARNING, please see the full U.S. prescribing information for ADCETRIS at www.seattlegenetics.com or www.ADCETRIS.com.

ADCETRIS Global Important Safety Information

ADCETRIS® is indicated for the treatment of adult patients with relapsed or refractory (r/r) CD30+ Hodgkin lymphoma (HL):

1.	Following autologous stem cell transplant or

2.	Following at least 2 prior therapies when autologous stem cell transplantation is not a treatment option

ADCETRIS is indicated for the treatment of adult patients with relapsed or refractory systemic anaplastic large cell lymphoma (sALCL).

ADCETRIS is contraindicated for patients who are hypersensitive to ADCETRIS. In addition, combined use of bleomycin and ADCETRIS causes pulmonary toxicity, and is contraindicated.

ADCETRIS can cause serious side effects, including:

•	Progressive multifocal leukoencephalopathy (PML): John Cunningham virus (JCV) reactivation resulting in PML and death has been reported in patients treated with ADCETRIS. Patients should be closely monitored for new or worsening neurological, cognitive, or behavioral signs or symptoms, which may be suggestive of PML.

•	Pancreatitis: Acute pancreatitis has been observed in patients treated with ADCETRIS. Fatal outcomes have been reported. Patients should be closely monitored for new or worsening abdominal pain.

•	Pulmonary Toxicity: Cases of pulmonary toxicity have been reported in patients receiving ADCETRIS. In the event of new or worsening pulmonary symptoms (e.g., cough, dyspnoea), a prompt diagnostic evaluation should be performed.

•	Serious infections and opportunistic infections: Serious infections such as pneumonia, staphylococcal bacteraemia, sepsis/septic shock (including fatal outcomes), and herpes zoster, and opportunistic infections such as Pneumocystis jiroveci pneumonia and oral candidiasis have been reported in patients treated with ADCETRIS. Patients should be carefully monitored during treatment for emergence of possible serious and opportunistic infections.

•	Infusion-related reactions: Immediate and delayed infusion-related reactions, as well as anaphylaxis, have occurred with ADCETRIS. Patients should be carefully monitored during and after an infusion.

•	Tumor lysis syndrome (TLS): TLS has been reported with ADCETRIS. Patients with rapidly proliferating tumor and high tumor burden are at risk of TLS and should be monitored closely and managed according to best medical practice.

•	Peripheral neuropathy (PN): ADCETRIS treatment may cause PN that is predominantly sensory. Cases of peripheral motor neuropathy have also been reported. Patients should be monitored for symptoms of PN, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain, or weakness.

•	Hematological toxicities: Grade 3 or Grade 4 anemia, thrombocytopenia, and prolonged (equal to or greater than one week) Grade 3 or Grade 4 neutropenia can occur with ADCETRIS. Complete blood counts should be monitored prior to administration of each dose.

•	Febrile neutropenia: Febrile neutropenia has been reported. Patients should be monitored closely for fever and managed according to best medical practice.

•	Stevens-Johnson syndrome (SJS) and Toxic Epidermal Necrolysis (TEN): SJS and TEN have been reported. Fatal outcomes have been reported.

•	Hyperglycemia: Hyperglycemia has been reported during trials in patients with an elevated body mass index (BMI) with or without a history of diabetes mellitus. Any patient who experiences an event of hyperglycemia should have their serum glucose closely monitored.

•	Renal and hepatic impairment: There is limited experience in patients with renal and hepatic impairment. Population pharmacokinetic analysis indicated that MMAE clearance might be affected by moderate and severe renal impairment, and by low serum albumin concentrations. Elevations in alanine aminotransferase (ALT) and aspartate aminotransferase (AST) have been reported. Liver function should be routinely monitored in patients receiving brentuximab vedotin.

•	Sodium content in excipients: This medicinal product contains a maximum of 2.1 mmol (or 47mg) of sodium per dose. To be taken into consideration for patients on a controlled sodium diet.

Serious adverse drug reactions were: neutropenia, thrombocytopenia, constipation, diarrhea, vomiting, pyrexia, peripheral motor neuropathy and peripheral sensory neuropathy, hyperglycemia, demyelinating polyneuropathy, tumor lysis syndrome, and Stevens-Johnson syndrome.

ADCETRIS was studied as monotherapy in 160 patients in two Phase 2 studies. Across both studies, adverse reactions defined as very common (>1/10) were: infections, neutropenia, peripheral sensory neuropathy, diarrhea, nausea, vomiting, alopecia, pruritis, myalgia, fatigue, pyrexia, and infusion-related reactions. Adverse reactions defined as common (>1/100 to <1/10) were: upper respiratory tract infection, herpes zoster, pneumonia, anemia, thrombocytopenia, hyperglycemia, peripheral motor neuropathy, dizziness, demyelinating polyneuropathy, cough, dyspnea, constipation, rash, arthralgia, back pain, and chills.

These are not all of the possible side effects with ADCETRIS. Please refer to Summary of Product Characteristics (SmPC) before prescribing.

For Seattle Genetics:

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the therapeutic potential of ADCETRIS and plans for submission for supplemental regulatory approval to and obtaining regulatory approval from the FDA. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include safety and/or efficacy results of the AETHERA trial in high risk, post-ASCT Hodgkin lymphoma will not be sufficient to gain marketing approval in the United States or any other country, that we will be required to amend our submission for marketing approval or that such submission will be refused. In addition, our regulatory plans may change as a result of consultation with the FDA. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Seattle Genetics

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Takeda

Elizabeth Pingpank

Millennium: The Takeda Oncology Company

elizabeth.pingpank@takeda.com

+1-617-444-1495

Takeda Pharmaceutical Company Limited

Corporate Communications Department

Tel +81-3-3278-2037